Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS ANNOUNCES INCREASE TO QUARTERLY CASH DIVIDEND

TEMPE, AZ, February 3, 2020 – Benchmark Electronics, Inc. (NYSE: BHE) today announced that its Board of Directors has approved a quarterly dividend increase, raising the quarterly dividend 6.7% from 15 cents to 16 cents per common share.  The quarterly dividend is equivalent to an annual dividend of $0.64 per share, up from $0.60 per share in 2019.

"Benchmark's management team and board of directors continue to firmly believe in the long-term growth prospects of the company.  We believe we have the financial strength and liquidity to support increasing the quarterly cash dividend and remain committed to returning value to shareholders,” said Jeff Benck, CEO and President.

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, complex industrials, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "could" "predict" and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Forward-looking statements include, among other things, the potential impact of the ransomware incident, the Company's expected fourth 2019 financial results, the Company's first quarter 2020 outlook and 2020 growth expectations. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties. If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Part 1, Item 1A, "Risk Factors", of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and in Part II, Item 1A, "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and in its subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based upon information available to the Company as of the date of this document, and it assumes no obligation to update them.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com